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                                                                EXHIBIT 10.15

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of March 10, 1999 by and among inLighten.com, Inc., a Delaware corporation ("Buyer"), 2-Lane Media, Inc., a California corporation (the "Company"), and the Shareholders listed on the signature pages of this Agreement ("Sellers" or "Shareholders").

         WHEREAS, Sellers own all issued and outstanding shares of capital stock of the Company (the "Company Shares"), and Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Company Shares.

         NOW, THEREFORE, for and in consideration of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are acknowledged, and upon the terms and subject to the conditions set forth herein, the parties do agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

         1.1 Purchase of Stock. On the Closing Date (defined below), Buyer agrees to purchase from Sellers, and Sellers shall sell to Buyer, all of the issued and outstanding shares of common stock, no par value, of the Company (the "Company Shares") for a total consideration of 300,000 shares (the "Buyer Shares") of common stock of Buyer (the "Consideration") (subject to conversion pursuant to Section 1.2).

         1.2 Conversion and Guarantees. inLighten.com, Inc. is a wholly owned subsidiary of Citadel Technology, Inc., a publicly traded company. Buyer represents that it intends to file and have the United States Securities and Exchange Commission ("SEC") accept and make effective all documents necessary to permit Sellers to publicly trade their Buyer's Shares within one year after Closing. Should Seller's Buyer Shares not be registered with the SEC within one year after closing, Sellers, and each of them, shall have the option to convert the 300,000 Buyer Shares into a number of unregistered shares of common stock of Citadel Technology, Inc. ("Citadel Stock") as determined by dividing $1,500,000 by the average closing trade price of Citadel Stock over the thirty (30) trading days immediately preceding the Closing Date.

Buyer represents that it shall receive within one hundred and twenty (120) days from the Closing Date at least Five Million Dollars ($5,000,000) in currency of the United States ("Cash") from its outside investors, said Cash to be good funds, unencumbered and immediately available for use by Buyer without restriction ("Cash Investment"). Should said Cash Investment not be received and immediately available for use by Buyer within one hundred and twenty (120) days from the Closing Date, Sellers shall have the option to convert the 300,000 Buyer Shares into a number of unregistered shares of common stock of Citadel Technology, Inc. ("Citadel Stock") determined by dividing $1,500,000 by the average closing trade price of Citadel Stock over the 30 trading days immediately preceding the Closing Date. Buyer agrees to provide Sellers with all documents necessary to determine the date said Cash Investment was actually received.

In the event that Sellers exercise the aforementioned options, Citadel Technology, Inc. covenants to timely convert and issue such shares and include such shares in the next registration of Citadel common stock filed with the SEC, but shall register such Citadel Technology, Inc. common stock with the SEC at Citadel's expense within six months after issuance to Sellers. After registration, Citadel Technology, Inc. shall re-issue its common stock to Sellers as fully tradeable without restrictive legends.

                                   ARTICLE II
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

         The Company and the Sellers jointly and severally represent and warrant to Buyer as follows:

         2.1 Authorization of Sellers. This Agreement has been duly executed and delivered by each Seller and constitutes the valid and binding obligation of such Seller, enforceable in accordance with its terms, except (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought and (iii) rights to indemnification may be limited under applicable securities laws.

         2.2 Existence and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company does not have any subsidiaries. The


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Company is duly qualified or licensed as a foreign corporation and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a material adverse effect on the business, financial condition, results of operations or prospects of the Company. Schedule
2.2 sets forth is a list of jurisdictions in which the Company is qualified or licensed to do business as a foreign corporation.

         2.3 Capital Stock of the Company. (a) The Company's authorized capital stock consists of 1,250,000 shares of common stock, of no par value, of which 1,000,000 shares will be issued and outstanding (following the transactions contemplated by the amendments to the Articles of Incorporation attached as Annex I to this Agreement). No other shares of capital stock are issued or outstanding. All of the Company Shares have been validly issued and are fully paid and nonassessable and no holder thereof is entitled to any preemptive rights. There are no outstanding conversion or exchange rights, subscriptions, options, warrants or other arrangements or commitments obligating the Company to issue any shares of capital stock or other securities except as set forth on
Schedule 2.3.

         (b) As of the Closing (following the transactions contemplated by the amendments to the Articles of Incorporation attached as Annex I to this Agreement), David Lane, Jonathan Lane, Arthur and Diana Lane, and Utara Capital
(i) will own of record and beneficially and have good and marketable title to 105,000, 105,000, 90,000 and 700,000 of the Company Shares, respectively, free and clear of any and all liens, mortgages, security interests, encumbrances, pledges, charges, adverse claims, options, rights or restrictions of any character whatsoever (collectively, "Liens"), and (ii) has the right to vote the Company Shares on any matters as to which any shares of the Company common stock are entitled to be voted under the laws of the State of California and the Company's articles of incorporation and bylaws, free of any right of any other person.

         2.4 Company Authorization. The Company has full corporate power, capacity and authority to execute this Agreement and all other agreements and documents contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company and no other corporate action on the part of the Company is necessary to authorize the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except that
(i) enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) remedies of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought, and (iii) rights to indemnification may be limited under applicable securities laws.

         2.5 Financial Statements. (a) Sellers have previously furnished to Buyer the audited balance sheet of the Company as of September 30, 1998 and the related statements of operations, shareholders' equity and cash flows for the two fiscal years then ended, together with the report thereon by Gursey, Schneider & Co. LLP, independent public accountants, and the footnotes thereto (the "Prior Years Financials"). The Prior Years Financials present fairly the financial position and results of operations of the Company as of the indicated dates and for the indicated periods and have been prepared in accordance with GAAP consistently applied. The Company shall permit Buyer full access to the work papers pertaining to the Prior Years Financials, including those work papers in the possession of or prepared by Gursey, Schneider & Co. LLP.

         (b) Except to the extent (and not in excess of amounts) reflected in the September 30, 1998 balance sheet included in the Prior Years Financials or as disclosed on Schedule 2.5, the Company has no liabilities or obligations (including, without limitation, taxes payable and deferred taxes and interest accrued since September 30, 1998) required to be reflected in the Prior Years Financials (or notes thereto) in accordance with GAAP other than current liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to September 30, 1998.

         2.6 Tax Matters. The Company has filed all income tax returns required to be filed by it and all returns of other Taxes (defined below) required to be filed and has paid or provided for all Taxes shown to be due on returns. No action or proceeding for the assessment or collection of any Taxes is pending against the Company; (ii) no deficiency, assessment or other formal claim for any Taxes has been asserted or made against the Company that has not been fully paid or finally settled; and (iii) no issue has been formally raised by any taxing authority in connection with an audit or examination of any return of Taxes. No federal or state income tax returns of the Company have been examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period. All Taxes that the Company has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. No Taxes will be assessed on or after the Closing Date against the Company for any tax period ending on or prior to the Closing Date, or for any period ending after the Closing Date with respect to any portion of such tax period that includes or is prior to the Closing Date. "Taxes" means taxes, charges, fees, levies or assessments including, without limitation, income, excise,


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property, withholding, sales and franchise taxes, imposed by federal, state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions.

         2.7 Assets and Properties.

         (a) Real Property. The Company does not own any real property.

         (b) Personal Property. Except as set forth on Schedule 2.7 and except for inventory and supplies disposed of or consumed, and accounts receivable collected or written off, and cash utilized, all in the ordinary course of business consistent with past practice, the Company owns all of its inventory, equipment and other personal property (both tangible and intangible) reflected on the latest balance sheet included in the Prior Years Financials or acquired since September 30, 1998, free and clear of any Liens, except for statutory Liens for current taxes, assessments or governmental charges or levies on property not yet due and payable.

         (c) Condition of Properties. Except as set forth on Schedule 2.7, the leasehold estates the subject of the Real Property Leases (defined below) and the tangible personal property owned or leased by the Company are in good operating condition and repair, ordinary wear and tear excepted; and none of the Company or Sellers has any knowledge of any condition or defect, not disclosed herein, of any such leasehold estate that would materially affect the fair market value, use or operation of the leasehold estate or otherwise have a material adverse effect on the Company or its business or operations.

         (d) Compliance. To the knowledge of the Company and Sellers, the continued ownership, operation, use and occupancy of the leasehold estates the subject of the Real Property Leases as currently operated, used and occupied will not violate any zoning, building, health, flood control, fire or other law, ordinance, order or regulation or any restrictive covenant. To the knowledge of the Company and Sellers, there are no violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting any portion of the leasehold estates and no written notice of any such violation has been issued by any governmental authority.

         2.8 Real Property Leases; Options. Schedule 2.8 sets forth a list of
(i) all leases and subleases under which the Company is lessor or lessee or sublessor or sublessee of any real property, together with all amendments, supplements, nondisturbance agreements, brokerage and commission agreements and other agreements pertaining thereto ("Real Property Leases"); (ii) all material options held by the Company or contractual obligations on the part of the Company to purchase or acquire any interest in real property; and (iii) all options granted by the Company or contractual obligations on the part of the Company to sell or dispose of any material interest in real property. Copies of all Real Property Leases and such options and contractual obligations have been delivered to Buyer. The Company has not assigned any Real Property Lease or such options or obligations. There are no Liens on the Company's interest in the Real Property Leases, subject only to (i) Liens for taxes and assessments not yet due and payable and (ii) matters set forth on Schedule 2.8. The Real Property Leases and options and contractual obligations listed on Schedule 2.8 are in full force and effect and constitute binding obligations of the Company and the other parties thereto, and (x) there are no defaults thereunder and (y) no event has occurred that with notice, lapse of time or both would constitute a default by the Company or, to the best knowledge of the Company and Sellers, by any other party.

         2.9 Environmental Laws and Regulations.

         (a)(i) The ownership and operations of the "Subject Property" and any use, storage, treatment, disposal, or transportation of "Hazardous Substances" that has occurred in or on the Subject Property prior to the date of this Agreement have been in compliance with "Environmental Requirements"; (ii) during the ownership, occupancy and operation of the Subject Property by the Company, or, to the best knowledge of the Company and Sellers, prior to its ownership, occupancy or operation, no release, leak, discharge, spill, disposal or emission of Hazardous Substances has occurred in, on or under the Subject Property in a quantity or manner that violates or requires further investigation or remediation under Environmental Requirements; (iii) the Subject Property is free of Hazardous Substances as of the date of this Agreement, except for the presence of small quantities of Hazardous Substances utilized by the Company or other tenants of the Subject Property in the ordinary course of their business;
(iv) there is no pending or threatened litigation or administrative investigation or proceeding concerning the Subject Property involving Hazardous Substances or Environmental Requirements; (v) there is no ACM (as defined below), within the Subject Property, whether friable or non-friable, and there are no above-ground or underground storage tank systems located at the Subject Property; and (vi) the Company has never owned, operated, or leased any real property other than the Subject Property. As used in this Agreement, the following terms shall have the following meanings: "Environmental Requirements" means all laws, statutes, rules, regulations, ordinances, guidance documents, judgments, decrees, orders, agreements and other restrictions and requirements (whether now or hereafter in effect) of any governmental authority, including, without limitation, federal, state and local


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authorities, relating to the regulation or protection of human health and safety, natural resources, conservation, the environment, or the storage, treatment, disposal, transportation, handling or other management of industrial or solid waste, hazardous waste, hazardous or toxic substances or chemicals, or pollutants. "Hazardous Substance" means (i) any "hazardous substance" as defined in Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. Sections 9601 et seq.)("CERCLA") or any regulations promulgated thereunder; (ii) petroleum and petroleum by-products; (iii) asbestos or asbestos-containing material ("ACM"); or (iv) any additional substances or materials that have been or are currently classified or considered to be pollutants, hazardous or toxic under Environmental Requirements. "Subject Property" means all property subject to the Real Property Leases.

         2.10 Contracts. Schedule 2.10 sets forth a list of all material contracts, arrangements and commitments (whether oral or written) to which the Company is a party or by which the Company's assets or business are bound including, without limitation, contracts, arrangements or commitments that relate to (i) the sale, lease or other disposition by the Company of all or any substantial part of the business or assets of the Company (otherwise than in the ordinary course of business), (ii) the purchase or lease by the Company of a substantial amount of assets (otherwise than in the ordinary course of business), (iii) the supply by the Company of any customer's requirements for any item or the purchase by the Company of its requirements for any item or of a vendor's output of any item, (iv) lending or advancing funds by the Company, (v) borrowing of funds or guarantying the borrowing of funds by any other person, whether under an indenture, note, loan agreement or otherwise, (vi) any transaction or matter with any Affiliate of the Company, (vii) noncompetition or employment, (viii) licenses and grants to or from the Company relating to any intangible property listed on Schedule 2.16, (ix) the acquisition by the Company of any operating business or the capital stock of any person since September 30, 1998, or (x) any other matter that is material to the business, assets or operations of the Company ("Contracts"). Except as set forth in Schedule 2.10, each Contract is in full force and effect on the date hereof, the Company is not in default under any Contract, the Company has not given or received notice of any default under any Contract, and, to the knowledge of the Company and Sellers, no other party to any Contract is in default thereunder.

         2.11 No Violations. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by the Company and Sellers and the consummation of the transactions contemplated hereby will not (i) violate any provision of the articles of incorporation or bylaws of the Company, (ii) violate any statute, rule, regulation, order or decree of any public body or authority by which the Company or a Seller or its respective properties or assets are bound, or (iii) result in a violation or breach of, or constitute a default under, or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person with respect to any Contract or any material license, franchise or permit of the Company or any other agreement, contract, indenture, mortgage or instrument to which the Company is a party or by which any of its properties or assets is bound.

         2.12 Consents. Except as set forth on Schedule 2.12, no consent, approval or other authorization of any governmental authority or under any Contract or other material agreement or commitment to which the Company or a Seller is a party or by which its respective assets are bound is required as a result of or in connection with the execution or delivery of this Agreement and the other agreements and documents to be executed by the Company and Sellers or the consummation by the Company and Sellers of the transactions contemplated hereby.

         2.13 Litigation and Related Matters. Set forth on Schedule 2.13 is a list of all actions, suits, proceedings, investigations or grievances pending against the Company or, to the best knowledge of the Company and Sellers, threatened against the Company, the Company's business or any property or rights of the Company, at law or in equity, before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign ("Agencies"). None of the actions, suits, proceedings or investigations listed on Schedule 2.13 either (i) results or would, if adversely determined, result in any material adverse change in the business, operations or assets or the condition, financial or otherwise, or results of operations or prospects of the Company or (ii) affects or would, if adversely determined, affect the right or ability of the Company to carry on its business substantially as now conducted. The Company is not subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to the business, operations or assets of the Company or employees of the Company, nor in default with respect to any order, writ, injunction or decree of any court or Agency with respect to its assets, business, operations or employees. Schedule 2.13 lists (x) all worker's compensation claims outstanding against the Company as of the date hereof and (y) all actions, suits or proceedings filed by or against the Company since September 30, 1998.

         2.14 Product Liability and Warranty Proceedings. No product liability or warranty actions, suits or proceedings arising from the manufacture or sale of goods by the Company have been asserted against the Company since September 30, 1998, except as set forth in Schedule 2.14.


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         2.15 Compliance with Laws. The Company (a) is in compliance with all applicable laws, regulations (including federal, state and local procurement regulations), orders, judgments and decrees except where the failure to so comply would not have a material adverse effect on the business, prospects, financial condition or results of operation or prospects of the Company and (b) possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business in the manner in which and in the jurisdictions and places where such business is now conducted. Set forth on
Schedule 2.15 is a list of all material licenses, franchises, permits and governmental authorizations and all applications pending before any agency or authority for the issuance of any licenses, franchises, permits or governmental authorizations or the renewal thereof.

         2.16 Patents, Trademarks, Etc. Schedule 2.16 lists the patents, patent applications and licenses, software licenses, trade names, trademarks, service marks, trademark registrations and applications, service mark registrations and applications, and copyright registrations and applications owned by the Company or used in the operation of the business of the Company (collectively, the "Intellectual Property"), which Schedule indicates (i) the term and exclusivity of its rights with respect to the Intellectual Property and (ii) whether each item of Intellectual Property is owned or licensed by the Company, and if licensed, the licensor and the license fees therefor. Unless otherwise indicated in Schedule 2.16, the Company has the right to use and license the Intellectual Property, and the consummation of the transactions contemplated hereby will not result in the loss or material impairment of any rights of the Company in the Intellectual Property. Each item constituting part of the Intellectual Property has been, to the extent indicated in Schedule 2.16, registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entity, domestic or foreign, as is indicated in Schedule 2.16; all such registrations, filings and issuances remain in full force and effect; and all fees and other charges with respect thereto are current. There are no pending proceedings or adverse claims made or, to the best knowledge of the Company and Sellers, threatened against the Company with respect to the Intellectual Property; there has been no litigation commenced or threatened in writing within the past five (5) years with respect to the Intellectual Property or the rights of the Company therein; and the Company and Sellers have no knowledge that (i) the Intellectual Property or the use thereof by the Company conflicts with any patents, patent applications, patent licenses, trade names, trademarks, service marks, trademark or service mark registrations or applications or copyright registrations or applications of others ("Third Party Intellectual Property"), or (ii) such Third Party Intellectual Property or its use by others or any other conduct of a third party conflicts with or infringes upon the Intellectual Property or its use by the Company.

         2.17 Employee Benefit Plans. The Company does not have any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company or any of its Group Members (defined below) (collectively, the "Plans"). Neither the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby will (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of, any compensation due to any such employee or former employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" (within the meaning of Section 280G of the Code). For purposes of this Agreement, "Group Member" shall mean any member of any "affiliated service group" as defined in Section 414(m) of the Code that includes the Company, any member of any "controlled group of corporations" as defined in Section 1563 of the Code that includes the Company, or any member of any group of "trades or businesses under common control" as defined by Section 414(c) of the Code that includes the Company.

         2.18 Employees; Employee Relations. (a) Schedule 2.18 sets forth (i) the name and current annual salary and other compensation (including, without limitation, bonus, profit-sharing and other compensation) payable by the Company to each employee whose current total annual compensation or estimated compensation is $50,000 or more, (ii) any increase to become effective after the date of this Agreement in the total compensation payable by the Company to each such person, (iii) any increase to become payable after the date of this Agreement by the Company to employees other than those specified in clause (i) of this Section 2.18(a), (iv) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60) days) made by the Company to, or made to the Company by, any director, officer or employee, (v) all other transactions between the Company and any director, officer or employee of the Company since September 30, 1998, and (vi) all accrued but unpaid vacation pay owing to any officer or employee that is not disclosed on the Prior Years Financials. (a) The Company is not a party to nor bound by the terms of any collective bargaining agreement and the Company has not experienced any material labor difficulties during the last five years. Except as set forth on Schedule 2.18, there are no labor disputes existing, or to the best knowledge of the Company and Sellers, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees. No charges or proceedings before the National Labor Relations Board, or similar agency, exist, or to the best knowledge of the Company and Sellers, are threatened. (b) The Company's relationship with its employees is good and the Company and Sellers have no knowledge of any facts that would indicate that the Company's employees will not continue in its employ following the Closing on a basis similar to that existing on the date of this Agreement. Except as disclosed on Schedule 2.18, the Company is not a party to any employment contract with any individual or employee, either express or implied. No legal proceedings, charges,


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complaints, or similar actions exist under any federal, state or local laws or regulations affecting the employment relationship; and to the best knowledge of the Company and Sellers, no proceedings, charges, or complaints are threatened under any such laws or regulations and no facts or circumstances exist that would give rise to any such proceedings, charges, complaints, or claims, whether valid or not. The Company is not subject to any settlement or consent decree with any present or former employee, employee representative or any government or Agency relating to claims of discrimination or other claims in respect to employment practices and policies; and no government or Agency has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of the Company. (c) Since September 30, 1998, the Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws. The Company has not laid off more than ten percent (10%) of its employees at any single site of employment in any ninety (90) day period during the twelve (12) month period ending September 30, 1998. It shall be the obligation of the Company and Sellers to provide any notice required by said Act by reason of the provisions, execution or operation of this Agreement. (d) The Company and Sellers are in full compliance with the provisions of the Americans with Disabilities Act (the "ADA").

         2.19 Insurance. Schedule 2.19 contains a list of the policies and contracts (including insurer, named insured, type of coverage, limits of insurance, required deductibles or co-payments, annual premiums and expiration date) for fire, casualty, liability and other forms of insurance maintained by, or for the benefit of, the Company. All such policies are in full force and effect and are adequate for the business in which the Company engages. Neither the Company nor either Seller has received any notice of cancellation or non-renewal or of significant premium increases with respect to any such policy. No pending claims made by or on behalf of the Company under such policies have been denied or are being defended against third parties under a reservation of rights by an insurer of the Company. All premiums due prior to the date hereof for periods prior to the date hereof with respect to such policies have been timely paid, and all premiums due before the Closing Date for periods between the date hereof and the Closing Date will be timely paid.

         2.20 Accounts Receivable. The accounts receivable set forth in the Prior Years Financials and those accounts receivable accruing through the Closing Date represent valid and bona fide sales to third parties incurred in the ordinary course of business, collectible in accordance with their terms, subject to no defenses, set-offs or counterclaims, except to the extent of any reserves for doubtful accounts reflected in the September 30, 1998 balance sheet included in the Prior Years Financials.

         2.21 Interests in Customers, Suppliers, Etc. No shareholder, officer, director or Affiliate of the Company possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or Affiliate of, any corporation, firm, association or business organization that is a client, supplier, customer, lessor, lessee or competitor of the Company. Ownership of securities of a corporation whose securities are registered under the 1934 Act not in excess of five percent (5%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 2.21.

         2.22 Business Relations. Schedule 2.22 contains an accurate list of all significant customers of the Company (i.e., those customers representing 5% or more of the Company's revenues for the 12 months ended September 30, 1998 or who have paid to the Company $50,000 or more over any four consecutive fiscal quarters in the two years ended September 30, 1998). Except as set forth in
Schedule 2.22, to the best knowledge of the Company and Sellers, no customer or supplier of the Company will cease to do business with the Company after the consummation of the transactions contemplated hereby, which cessation would have a material adverse effect on the business, operations or financial condition of the Company. Except as set forth in Schedule 2.22, since September 30, 1998, the Company has not experienced any difficulties in obtaining any inventory items necessary to the operation of its business, and, to the best knowledge of the Company and Sellers, no such shortage of supply of inventory items is threatened or pending. The Company is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers.

         2.23 Officers and Directors. Schedule 2.23 sets forth a list of officers and directors of the Company.

         2.24 Bank Accounts and Powers of Attorney. Schedule 2.24 sets forth each bank, savings institution and other financial institution with which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of the Company is identified on Schedule 2.24. Except as disclosed on such Schedule, the Company has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to its business for any purpose whatsoever.

         2.25 Accuracy of Information Furnished. Any information furnished to Buyer by the Company or Sellers prior to, at or after the date of this Agreement, in the Schedules hereto, or otherwise is, or when furnished will be, true and correct in all material respects. Such information states, or when furnished will state, all material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which the statements are made, not misleading.

         2.26 Availability of Documents. The Company has made available for inspection by Buyer and its representatives true, correct, and complete copies of the articles of incorporation and bylaws of the Company, all written agreements, arrangements, commitments, and documents referred to in the Schedules attached hereto, and the corporate minute books of the Company. Such corporate minute books contain the minutes of all of the meetings of shareholders, board of directors, and any committees of the Company that have been held preceding the date hereof and all written consents to action executed in lieu thereof.

         2.27 Brokerage, Financial Advisor or Finder Fees. No agent, advisor, broker, person or firm acting on behalf of the Company or Sellers is, or will be, entitled to any commission or broker's, advisor's or finder's fees from any of the parties hereto, or from any of their respective Affiliates in connection with any of the transactions contemplated hereby.

         2.28 Absence of Certain Changes or Events. Except as set forth in
Schedule 2.28 or as otherwise contemplated by this Agreement, since September 30, 1998, there has not been (a) any damage, destruction or casualty loss to the physical properties of the Company (whether or not covered by insurance), materially and adversely affecting the business, operations, prospects or financial condition of the Company, (b) any material adverse change in the business, operations, financial condition or results of operations or prospects of the Company, (c) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) material to the Company, except transactions, commitments or agreements in the ordinary course of business consistent with past practice, and which, if occurring after the date hereof, would be in compliance with Section 4.1, (d) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to the Company's capital stock or other securities, any repurchase, redemption or other acquisition by the Company of any capital stock or other securities, or any agreement, arrangement or commitment by the Company to do so,
(e) any increase that is material in the compensation payable or to become payable by the Company to its directors, officers, employee or agents or any increase in the rate or terms of any bonus, or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers, employees or agents, (f) any sale, transfer or other disposition of, or the creation of any Lien upon, any part of the Company's assets, tangible or intangible, except for sales of inventory and use of supplies and collections of accounts receivables in the ordinary course of business consistent with past practice, or any cancellation or forgiveness of any debts or claims by the Company, (g) any change in the relations of the Company with or loss of its customers or suppliers, of any loss of business or increase in the cost of inventory items or change in the terms offered to customers, which would materially and adversely affect the business, operations or financial condition of the Company, or (i) any capital expenditure (including any capital leases) or commitment therefor by the Company in excess of $50,000.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

         3.1 Organization and Authorization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer has all requisite corporate power, capacity and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by Buyer and no other corporate action on the part of Buyer is necessary to authorize the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms except (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought, and (iii) rights to indemnification may be limited under applicable securities laws.

         3.2 No Violations. The execution and delivery of this Agreement and other agreements and documents contemplated hereby by Buyer and the consummation of the transactions contemplated hereby will not (a) violate any provision of the certificate of incorporation or bylaws of Buyer, (b) violate any statute, rule, regulation, order or decree of any public body or authority by which Buyer or its properties or assets are bound, or (c) result in a violation or breach of, or constitute a default under or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person with respect to any agreement, contract, indenture, mortgage or instrument to which Buyer is a party or any of its properties or assets is bound.

         3.3 Consents. No consent, approval or other authorization of any governmental authority or third party is required as a result of or in connection with the execution and delivery of this Agreement and the other agreements and documents to be executed by Buyer or the consummation by Buyer of the transactions contemplated hereby.

         3.4 Brokerage, Financial Advisor or Finder Fees. No agent, advisor, broker, person or firm acting on behalf of Buyer is, or will be, entitled to any commission or broker's, advisor's or finder's fees from any of the parties hereto, or from any of their respective Affiliates, in connection with any of the transactions contemplated hereby.

                                   ARTICLE IV
                            COVENANTS OF THE PARTIES

         4.1 Course of Conduct by the Company. From the date hereof through the Closing Date, except as approved in writing by Buyer or as permitted or contemplated by this Agreement, the Company's business shall be conducted in the ordinary course of business consistent with past practice, and Sellers shall cause the Company to comply with the following covenants:

         (a) Capital Expenditures. The Company shall not make capital expenditures or commitments which, when combined with capital expenditures or commitments after September 30, 1998, would exceed $50,000.

         (b) Organizational Documents. The Company shall not make any change in its articles or bylaws, other than to file and have declared effective an amendment to its Articles of Incorporation in substantially the form attached to this Agreement as Annex I with the California Secretary of State.

         (c) Stock Issuance; Redemptions; Reorganizations. The Company shall not
(i) issue, grant or dispose of, or make any agreement, arrangement or commitment obligating the Company to issue, grant or dispose of any capital shares or other securities of the Company, (ii) redeem or acquire, or make any agreement, arrangement or commitment obligating the Company to redeem or acquire, any shares of capital stock or other securities of the Company, or (iii) authorize or effect or make any agreement, arrangement or commitment obligating the Company to effect, any reorganization, recapitalization or split-up of such capital stock of the Company (other than as contemplated by the amendments to the Company's Articles of Incorporation in substantially the form attached as Annex I to this Agreement).

         (d) Employee Matters. The Company shall not (i) make any material increase in the compensation payable or to become payable to any of the officers, employees, or agents of the Company, or (ii) make, amend or enter into any employment contract or any bonus, incentive, stock option, profit sharing, pension, retirement, stock purchase, hospitalization, medical reimbursement, insurance, severance benefit or other similar plan or arrangement or make any voluntary contribution to any such plan or arrangement.

         (e) Insurance Coverage. The Company shall maintain insurance coverage for the benefit of the Company on the same basis as, or on a substantially equivalent basis to, the current insurance coverage.

         (f) Business Organization. The Company shall use commercially reasonable efforts to preserve intact its business organization and to keep available the services of its present officers and employees as a group.

         (g) Maintenance of Property. The Company shall maintain its property, equipment and other tangible personal property in its present operating condition and repair, ordinary wear and tear excepted. The Company will fully perform and pay for all maintenance, painting, repairs, alterations and other work required to be performed by the Company as lessee under the Real Property Leases listed on Schedule 2.8.

         (h) Relations with Suppliers, Customers, Etc. The Company will use commercially reasonable efforts to preserve its relationships with its material customers and others having material business dealings with it and shall not change or modify or commit to change or modify any terms offered to customers. The Company promptly shall notify Buyer if the Company is informed by any of its customers or suppliers that such customer or supplier will or may cease to do business with the Company either prior to or following the Closing.

         (i) Incurrence of Debt. The Company will not voluntarily incur or assume, whether directly or by way of guaranty or otherwise, any material obligation or liability, except obligations and liabilities incurred in the ordinary course of business, consistent with past practice.

         (j) Liens. The Company will not mortgage, pledge, encumber, create or allow any Liens not existing on the date hereof upon any of its properties or assets, tangible or intangible, except Liens created in the ordinary course of business, consistent with past practice.

         (k) Disposition of Assets. The Company will not sell, transfer or otherwise dispose of any of its tangible or intangible property or assets, except for inventory and supplies sold, disposed of or consumed and accounts receivable collected or written off in the ordinary course of business, consistent with past practice. The Company will not cancel or forgive any debts or claims except or in the ordinary course of business, consistent with past practice.

         (l) Agreements, Leases and Licenses. The Company will not amend, terminate, or allow to lapse any material agreement, lease, license or permit to which it is a party or of which it is the holder.

         (m) Accounting Practices. The Company will not make any material changes in its accounting methods, principles or practices, except as required by GAAP.

         (n) Changes in Business Practice. The Company will not take any action, the purpose or effect of which is to shift income from post-closing periods to the pre-closing period or defer expenses from the pre-closing period to post-closing periods, which action is not in the ordinary course of business, consistent with past practice.

         (o) Transactions with Affiliates. The Company will not enter into any agreement, arrangement or transaction with, or make any payment, distribution, loan or advance to, any Affiliate of the Company or any officer, director or shareholder of the Company, except for salaries and travel advances consistent with past practices or as otherwise specifically permitted by this Agreement.

         (p) Material Transactions. The Company will not enter into any other agreement, course of action or transaction material to it, except in the ordinary course of business, consistent with past practice.

         4.2 Approvals and Consents. The Company and Sellers shall use their respective best efforts (i) to cause all conditions to the obligations of Buyer under this Agreement over which they are able to exercise influence or control to be satisfied prior to the Closing Date and (ii) to obtain promptly and to comply with all requisite statutory, regulatory or court approvals, third party releases and consents, and other requirements necessary for the valid and legal consummation of the transactions contemplated hereby.

         4.3 Investigations. The Company shall provide Buyer and its representatives and agents such access to the books and records of the Company and furnish to Buyer such financial and operating data and other information with respect to the businesses and property of the Company as it may reasonably request from time to time, and permit Buyer and its respective representatives and agents to make such inspections of the Company's real and personal properties as they may reasonably request. Sellers shall promptly arrange for Buyer and its representatives and agents to meet with such directors, officers, employees and agents of the Company as requested.

         4.4 Records Pertaining to the Company. At the Closing, Sellers will deliver or cause to be delivered to the Company any records (i) in the possession of Sellers, (ii) applicable primarily to the Company, and (iii) of which the Company does not already have copies. Sellers shall, for a period of seven years (except in the case of any sales invoices, which shall be for three years) after the Closing Date, neither dispose of nor destroy any of the business records or files of Sellers that pertain in part to the Company without first offering to turn over possession of copies thereof to the Company at the Company's expense, by written notice to the Company, at least thirty (30) days prior to the proposed date of such disposition or destruction. Sellers shall allow the Company and its representatives access to all business records and files of Sellers that pertain in part to the Company, during normal working hours at the principal place of business of Sellers, or at any location where such records are stored, and the Company shall have the right, at its own expense, to make copies of any such records and files. From and after the Closing Date, Sellers shall make available to Buyer, upon written request, (i) personnel of Sellers to assist Buyer in locating and obtaining records and files maintained by Sellers, and (ii) any of the personnel of Sellers, whose assistance or participation is reasonably required by Buyer in anticipation of, or preparation for, any existing or future third party actions, Tax or other matters in which the Company or any of its past, present or future Affiliates is involved and which relate to the business of the Company. Sellers shall use their respective best efforts (including, without limitation, furnishing any certificates reasonably requested, and complying with other reasonable requests as a prerequisite to availability) to cause Gursey, Schneider & Co. LLP , and any other independent accounting firm that has reviewed or prepared a report on any financial statements of the Company or any consolidated financial statements of Gursey, Schneider & Co. LLP for any consolidated group which included the Company with respect to any financial accounting period commencing on or after Gursey, Schneider & Co. LLP to make available to Buyer for inspection and copying, at Buyer's expense and upon its written request therefor, such accounting firm's work papers with respect to any such financial statements and shall take all such actions as required by any such accounting firm in connection with such request.

         4.5 Tax Elections. No new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the Company shall be made after the date of this Agreement without prior written consent of Buyer.

         4.6 No Solicitation. Except with respect to Buyer and its Affiliates, after the date hereof, Sellers shall not, and Sellers shall cause the Company and the respective officers, directors, employees, agents and representatives of Sellers and the Company (including, without limitation, any investment banker, attorney or accountant retained by any of them) not to (i) initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, sale of shares of capital stock or similar transaction involving, or any purchase of all or any significant portion of the assets (other than in the ordinary course of business) of, or any equity interest in, the Company (an "Acquisition Transaction"), or (ii) engage in any negotiations concerning, or provide to any other person any information or data relating to the Company for the purposes of or have any discussions with any person relating to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person to seek or effect, an Acquisition Transaction. Sellers shall promptly advise Buyer of, and communicate to Buyer the terms of, any such inquiry or proposal the Company or Sellers may receive.

         4.7 Public Announcements. Prior to the Closing, no party shall make any press release or public announcement with respect to the transactions contemplated by this Agreement without the prior written consent of the Buyer and the Company, which consent shall not be unreasonably withheld.

                                    ARTICLE V
                       CONDITIONS TO OBLIGATIONS OF BUYER

         The obligation of Buyer to purchase the Company Shares, and to cause the transactions contemplated hereby to occur at Closing, shall be subject to the satisfaction of each of the following conditions at or prior to Closing:

         5.1 Representations and Warranties. Each representation and warranty of the Company and Sellers contained in this Agreement and in any Schedule or other disclosure in writing from the Company or Sellers shall be true and correct when made, and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of the Closing Date.

         5.2 Covenants of Sellers and Company. All of the covenants and agreements herein on the part of Sellers and the Company to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

         5.3 Certificate of the Company and Sellers. There shall be delivered to Buyer a certificate dated the Closing Date and signed by the President of the Company and each Seller to the effect set forth in Sections 5.1 and 5.2, which certificate shall have the effect of a representation and warranty made by the Company and each Seller on and as of the Closing Date.

         5.4 Absence of Litigation. No inquiry, action, suit or proceeding shall have been asserted, threatened or instituted (i) in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof,
(ii) which could, if adversely determined, result in any material adverse change in the business, operations or assets or the condition, financial or otherwise, or results of operations or prospects of the Company, or (iii) which could, if adversely determined, have a material adverse effect on the right or ability of the Company to carry on its business as now conducted.

         5.5 Consents and Approvals. All material authorizations, consents, approvals, waivers and releases, if any, necessary for Sellers and the Company to consummate the transactions contemplated hereby shall have been obtained and copies thereof shall be delivered to Buyer.

         5.6 Certificates. The Company and Sellers shall have delivered to Buyer
(i) certificates of the appropriate governmental authorities, dated as of a date not more than fifteen (15) days prior to the Closing Date, attesting to the existence and good standing of the Company in the State of California; (ii) a copy, certified by the Secretary of State of California as of a date not more than fifteen (15) days prior to the Closing Date, of the charter and all amendments thereto of the Company; (iii) a copy certified by the Secretary of the Company, dated the Closing Date, of the bylaws of the Company; and (iv) certificates, dated the Closing Date, of the Secretary of the Company, relating to the incumbency and corporate proceedings in connection with the consummation of the transactions contemplated hereby.

         5.7 Estoppel Certificates. Sellers shall have delivered to Buyer duly executed estoppel certificates in form and substance satisfactory to Buyer from the lessors under the Real Property Leases.

         5.8 No Material Adverse Change. There shall not have been any material adverse change since September 30, 1998 in respect of the financial condition, results of operations, business, assets or prospects of the Company and the Company shall not have suffered any loss (whether or not insured) by reason of physical damage caused by fire, earthquake, flood, accident or other calamity which could have a material adverse effect on the condition, financial or otherwise, results of operations or business, assets or prospects of the Company.

         5.9 No Transfers to Affiliates. Except as otherwise expressly contemplated by this Agreement, the Company shall not have distributed or transferred any of its assets or properties, or made any payments, to or for the benefit of any of its Affiliates.

         5.10 Due Diligence Review. The due diligence review of the Company (including, without limitation, legal, financial, and operational matters) to be conducted by or on behalf of Buyer shall have been completed in a manner satisfactory to Buyer and shall not reveal or produce adverse facts with respect to the Company, its premises, business, operations, financial condition or prospects which are not otherwise disclosed in this Agreement or any Schedule attached. No condition shall exist that was not disclosed in writing to Buyer prior to the date hereof that would have a material adverse effect on the business, operations, financial condition or prospects of the Company.

         5.11 Nonforeign Affidavit. Sellers shall have furnished to Buyer an affidavit, stating, under penalty of perjury, that the indicated number is the transferor's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

         5.12 Employment Agreements. The Employees listed on Annex I shall have executed and delivered to Buyer employment agreements in the form attached hereto as Exhibit B (the "Employment Agreements").

         5.13 Certificates. Sellers shall have tendered certificates representing the Company Shares, duly endorsed in blank or accompanied by appropriate stock powers, in proper form for transfer, with all transfer taxes paid.

         5.14 Resignations and Releases of Directors and Officers. Buyer shall have received the resignations of and releases from each director and officer of the Company, effective as of the Closing.

         5.15 Amendments to Organizational Documents. The Sellers shall have caused the Company to file and have declared effective amendments to its Articles of Organization with the California Secretary of State in substantially the form attached as Annex I.

                                   ARTICLE VI
                      CONDITIONS TO OBLIGATIONS OF SELLERS

         The obligations of Sellers to sell the Company Shares and to cause the other transactions contemplated hereby to occur at the Closing shall be subject, except as Sellers may waive in writing, to the satisfaction of each of the following conditions at or prior to the Closing:

         6.1 Representations and Warranties. Each representation and warranty of Buyer contained in this Agreement and in any Schedule or other disclosure in writing from Buyer shall be true and correct when made, and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of the Closing Date.

         6.2 Covenants of Buyer. All of the covenants and agreements herein on the part of Buyer to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

         6.3 Certificate of Buyer. Buyer shall have delivered to Sellers a certificate dated the Closing Date and signed by the

President or a Vice President of Buyer to the effect set forth in Sections 6.1 and 6.2, which certificate shall have the effect of a representation and warranty made by Buyer on and as of the Closing Date.

         6.4 Absence of Litigation. No inquiry, action, suit or proceeding shall have been asserted, threatened or instituted in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof.

         6.5 Consents and Approvals. All material authorizations, consents, approvals, waivers and releases, if any, necessary for Buyer to consummate the transactions contemplated hereby have been delivered to Sellers.

         6.6 Certificates. Buyer shall have delivered to Sellers (i) a certificate of the appropriate governmental authority, dated as of a date not more than fifteen (15) days prior to the Closing Date, attesting to the existence and good standing of Buyer in the State of Delaware; (ii) copies, certified by the Secretary of State of Delaware as of a date not more than fifteen (15) days prior to the Closing Date, of the certificate of incorporation and all amendments thereto of Buyer; (iii) a copy, certified by the Secretary of Buyer, dated the Closing Date, of the bylaws of Buyer; and (iv) a certificate, dated the Closing Date, of the Secretary of Buyer relating to the incumbency and corporate proceedings in connection with the consummation of the transactions contemplated hereby.

         6.7 Transfer of Shares. Buyer shall have delivered to Sellers the Buyer Shares specified in Section 7.3.

         6.8 Employment Agreements. Buyer shall have executed and delivered to the Employees listed in Annex I the Employment Agreements.

                                   ARTICLE VII
                                     CLOSING

         7.1 Closing. Unless this Agreement is terminated as provided in Section 8.1, subject to the satisfaction or waiver of all the conditions set forth in Articles V and VI, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of the Company or such other location as agreed to by Buyer and Sellers, on (i) March 17, 1999, or (ii) such other date as the parties may agree upon in writing (the "Closing Date").

         7.2 Delivery of the Shares. At the Closing, Sellers shall deliver or cause to be delivered to Buyer the stock certificate(s) evidencing all of the Company Shares owned by them, duly endorsed or accompanied by duly executed stock powers assigning the Company Shares to Buyer and otherwise in good form for transfer.

         7.3 Payments to Sellers. At the Closing, Buyer shall deliver as designated by Sellers the Consideration.

                                  ARTICLE VIII
                          TERMINATION PRIOR TO CLOSING

         8.1 Termination. (a) This Agreement may be terminated and abandoned at any time prior to the Closing: (i) by the written mutual consent of Buyer and Sellers; (ii) by Buyer on the Closing Date if any of the conditions set forth in
Article V shall not have been fulfilled on or prior to the Closing Date; (iii) by Sellers on the Closing Date if any of the conditions set forth in Article VI shall not have been fulfilled on or prior to the Closing Date; (iv) by either Buyer or Sellers if the Closing shall not have occurred on or before April 1, 1999 (unless extended by the Buyer for an additional 30 days); and (v) by Buyer, upon written notice to Sellers, if the examination of the Company, including its assets, liabilities, operations, business and prospects, by Buyer or its representatives or agents, discloses the existence or nonexistence of any matters or things that, in the sole judgment of Buyer, would be reasonably likely to result in a material loss or damage to Buyer or the Company or a material diminution in value of the Company.

         (b) Any termination pursuant to this Article VIII shall not affect the obligations of the parties under Sections 4.8 and 10.16 hereof and shall be without prejudice to the terminating party's rights and remedies under this Agreement by reason of any violation of this Agreement occurring prior to such termination. In the event of a termination pursuant to this Article VIII, each party shall bear its own costs and expenses incurred with respect to the transactions contemplated hereby.

                                   ARTICLE IX
                                 INDEMNIFICATION

         9.1 Buyer's Losses. (a) Sellers jointly and severally agree to indemnify and hold harmless Buyer and the Company and their respective directors, officers, employees, representatives, agents and attorneys from, against and in respect of any and all Buyer's Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of
(i) any representation or warranty made the Company or Sellers in or pursuant to this Agreement (including, without limitation, the representations and warranties contained in any certificate delivered pursuant to Section 5.3) being untrue or incorrect in any respect; (ii) any failure by the Company or Sellers to observe or perform their covenants and agreements set forth in this Agreement or any other agreement or document executed by them in connection with the transactions contemplated hereby; (iii) any liability for warranty claims arising from the sale of goods or services by the Company through the Closing Date; or (iv) the termination of or withdrawal by the Company or any Group Member from any employee pension benefit plan, as defined in Section 3(2)(A) of ERISA that is maintained pursuant to a collective bargaining agreement under which more than one employer makes contributions and to which the Company or any Group Member is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions, except in any instance to the extent Buyer's Losses result from Buyer's own gross negligence or willful misconduct. This Section 9.1 is intended to indemnify Buyer, the Company and their respective directors, officers, employees, representatives, agents and attorneys from the results of their negligence.

         (b) "Buyer's Losses" shall mean all damages (including, without limitation, amounts paid in settlement with Sellers' consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, liens, deficiencies, costs (including, without limitation, reasonable attorneys' fees), penalties, fines, interest, monetary sanctions and expenses, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce Buyer's or such other persons' right to indemnification hereunder.

         9.2 Sellers' Losses. (a) Buyer and the Company jointly and severally agree to indemnify and hold harmless Sellers, and their respective directors, officers, employees, representatives, agents and attorneys from, against, for and in respect of any all Sellers' Losses (defined below) suffered, sustained, incurred or required to be paid by either Seller by reason of (i) any representation or warranty made by Buyer in or pursuant to this Agreement (including, without limitation, representations and warranties contained in certificates delivered pursuant to Section 6.3) being untrue or incorrect in any respect; (ii) any failure by Buyer to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by it in connection with the transactions contemplated hereby; or (iii) any liability for warranty claims arising from the sale of goods or services by the Company subsequent to the Closing Date, except in any instance to the extent Seller's Losses result from Sellers' own gross negligence or willful misconduct. This Section 9.3 is intended to indemnify Sellers and their directors, officers, employees, representatives, agents and attorneys from the results of their negligence.

         (b) "Sellers' Losses" shall mean all damages (including, without limitation, amounts paid in settlement with Buyer's consent, which consent may not be reasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs (including, without limitation, reasonable attorneys' fees) and expenses, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce Sellers' or such other persons' right to indemnification hereunder.

         9.3 Notice of Loss. Except to the extent set forth in the next sentence, Buyer and Sellers will not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach or other matter which is asserted has been given to the Indemnifying Party (defined below) and, in addition, if such matter arises out of a suit, action, investigation, proceeding or claim, such notice is given promptly, but in any event within thirty (30) days after the Indemnified Party (defined below) is given notice of the claim or the commencement of the suit, action, investigation or proceeding. Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under this Article, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to Buyer's Losses, Sellers, jointly and severally, shall be the Indemnifying Party and Buyer, the Company and their respective directors, officers, employees, representatives, agents and attorneys shall be Indemnified Parties. With respect to Sellers' Losses, Buyer shall be the Indemnifying Party and Sellers and their respective directors, officers, employees, representatives, agents and attorneys shall be the Indemnified Party.

         9.4 Right to Defend. Upon receipt of notice of any suit, action, investigation, claim or proceeding ("Action") for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled to defend, contest or otherwise protect against any such Action at its own cost and expense, and the Indemnified Party must cooperate in any such defense or other action. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such Action, the Indemnified Party shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such Action or the compromise or settlement thereof; provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice. Failure to reject such notice within such thirty (30) day period shall be deemed an acceptance of such settlement or compromise. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if (i) the Indemnifying Party is contesting such claim in good faith or (ii) the Indemnifying Party has assumed the defense from the Indemnified Party, the Indemnified Party waives any right to indemnity therefor. If the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

         9.5 Cooperation. The Company, Buyer, Sellers and each of their Affiliates, successors and assigns shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim, including, without limitation, reports, studies, correspondence and other documentation relating to EPA, OSHA, and EEOC matters.

         9.6 Waiver of Contribution and Indemnification. Sellers hereby waive and release any rights of indemnification or contribution they may have against the Company as a result of payments made under this Article.

                                    ARTICLE X
                                  MISCELLANEOUS

         10.1 Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

         10.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any purported assignment in violation of this Section 10.2 shall be null and void.

         10.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

         10.4 Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         10.5 Construction. As used in this Agreement, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or other subdivision.

         10.6 Modification/Waiver. Any term or condition hereof may be waived in writing at any time by the party entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by Buyer, the Company and each Seller. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

         10.7 Schedules, Etc. All exhibits and schedules annexed hereto are expressly made a part of this Agreement as though fully set forth herein. Buyer acknowledges receipt under separate cover of all information required under the aforementioned schedules.

         10.8 Notices. Any notice, request, document or other communication to be given hereunder by any party hereto to any other party hereto shall be in writing and validly given if (i) delivered personally, (ii) sent by telecopy with electronic confirmation of receipt, (iii) delivered by overnight express, or (iv) sent by registered or certified mail, postage prepaid, as follows: if to Buyer, to shoppingwave.com, inc., 3811 Turtle Creek Boulevard, Suite 600, Dallas, Texas 75219, Attention: Steven B. Solomon, Telecopy No. (214) 520-0034; if to Sellers or the Company, 2-Lane Media, Inc., 1575 Westwood Boulevard, Suite 300, Los Angeles, California 90024, Attention: David Lane and Ian Foo, Telecopy No. ( 310) 473-3706; or at such other address for a party as shall be specified by like notice. Any notice that is delivered personally, or sent by telecopy or overnight express in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

         10.9 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, ENFORCED, AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES).

         10.10 Survival of Covenants, Agreements, Representations and
Warranties.

         (a) Covenants and Agreements. All covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and shall continue in full force and effect thereafter according to their terms without limit as to duration.

         (b) Representations and Warranties. All representations and warranties contained herein shall survive the Closing and shall continue in full force and effect thereafter for a period of two years following the Closing, except that
(i) the representations and warranties contained in Section 2.6 hereof shall survive until the earlier of (x) the expiration of the applicable periods (including any extensions) of the respective statutes of limitation applicable to the payment of the Taxes to which such representations and warranties relate without an assertion of a deficiency in respect thereof by the applicable taxing authority or (y) the completion of the final audit and determinations by the applicable taxing authority and final disposition of any deficiency resulting therefrom, (ii) the representations and warranties contained in Section 2.17 shall survive until the expiration of the applicable period of the statutes of limitation applicable to ERISA matters, and (iii) the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4 and 2.9 shall survive indefinitely.

         10.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

         10.12 Expenses. Sellers, on the one hand, and Buyer, on the other hand, shall be solely responsible for their respective costs and expenses incurred in connection with the transactions contemplated hereby.

         10.13 Third Party Beneficiaries. Except as otherwise specifically provided in Article IX, no individual or firm, corporation, partnership or other entity shall be a third-party beneficiary of the representations, warranties, covenants and agreements made by any party hereto.

         10.14 Number and Gender of Words. Whenever the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

         10.15 Further Assurances. From time to time after the Closing, at the request of any other party but at the expense of the requesting party, Buyer, the Company or Sellers, as the case may be, will execute and deliver any such other instruments of conveyance, assignment and transfer, and take such other action as the other party may reasonably request in order to consummate or evidence the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above written.

                               BUYER:

                               INLIGHTEN.COM, INC.


                               By:     /s/ STEVEN B. SOLOMON
                                       --------------------------------
                                       Steven B. Solomon, President

                               GUARANTOR:

                               Citadel Technology, Inc.


                               By:     /s/ STEVEN B. SOLOMON
                                       --------------------------------
                                       Steven B. Solomon, President

                               Title:  President
                                       --------------------------------


                               COMPANY:

                               2-LANE MEDIA, INC.


                               By:     /s/ DAVID LANE
                                       --------------------------------
                               Title:  CEO
                                       --------------------------------

                               SHAREHOLDERS


                               /s/ DAVID LANE
                               ----------------------------------------
                               David Lane


                               /s/ JONATHAN LANE
                               ----------------------------------------
                               Jonathan Lane


                               /s/ ARTHUR LANE   DEANNA LANE
                               ----------------------------------------
                               Arthur and Deanna Lane, JTWROS

                               UTARA CAPITAL

                               By:     /s/ MIRZAN MAHATHIR
                                       --------------------------------
                                       Mirzan Mahathir